To Be Filed Pursuant to Rule 433
Registration No. 333-146731
April 21, 2008

Pricing Term Sheet
Issuer:	JPMorgan Chase & Co.
Currency:	USD
Size:	$2,500,000,000
Security Type:	SEC Registered Senior Notes
Maturity:	May 1, 2013
Coupon:	4.750%
Interest Payment Dates:	Semi-Annually
Day Count Convention:	30/360
Spread to Benchmark Treasury:	+185 bps
Benchmark Treasury:	2.500% US Treasury due 3/13
Benchmark Treasury Spot and Yield:	97-27; 2.972%
Price to Public:	99.683% of face amount
Yield to maturity:	4.822%
Proceeds (Before Expenses) to Issuer:	$2,483,325,000; 99.333%
Interest Payment Dates:	November 1 and May 1 of each year, commencing November 1, 2008
Trade Date:	April 21, 2008
Settlement Date:	April 28, 2008 (T+5)
Denominations	$1,000 x $1,000
CUSIP/ISIN	46625HHB9 / US46625HHB96
Ratings:	Aa2/AA-/AA-
Sole Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers:	Bear, Stearns & Co., Inc.
Jackson Securities, LLC
Muriel Siebert & Co., Inc
UBS Securities, LLC

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

The closing will occur on April 28, 2008, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Purchasers who wish to trade the notes on the date of pricing or the immediately succeeding date will be required, by virtue of the fact that the notes will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

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